                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

Filed by the Registrant  /x/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     COMMUNITY FINANCIAL HOLDING CORPORATION
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

 ------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/   No fee required.

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      -------------------------------------------------------------------------


      (2)  Aggregate number of securities to which transaction applies:

      -------------------------------------------------------------------------


      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      -------------------------------------------------------------------------


      (4)  Proposed maximum aggregate value of transaction:


      -------------------------------------------------------------------------

      (5)  Total fee paid:

      -------------------------------------------------------------------------


/ /   Fee paid previously with preliminary materials.

/ /   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

      -------------------------------------------------------------------------


      (2)  Form, Schedule or Registration Statement No.:

      -------------------------------------------------------------------------



      (3)  Filing Party:

      -------------------------------------------------------------------------



      (4)  Date Filed:

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


                     COMMUNITY FINANCIAL HOLDING CORPORATION
-------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 13, 1997



TO THE SHAREHOLDERS OF
COMMUNITY FINANCIAL HOLDING CORPORATION

         Notice is hereby given that the Annual Meeting of Shareholders of Community Financial Holding Corporation ("Corporation") will be held at 7:30 p.m., prevailing time, on Tuesday, May 13, 1997, at Tavistock Country Club, Tavistock Lane, Haddonfield, New Jersey 08033. The Annual Meeting is being held for the following purposes:

         1. To elect three directors to serve until the expiration of their three-year terms and until their successors are elected and qualified (Proposal No. 1);

         2. To consider and take action on a proposed amendment to the Corporation's Certificate of Incorporation which would increase the number of authorized shares of common stock from 1,600,000 to 3,200,000 (Proposal No. 2);

         3. To ratify the selection of KPMG Peat Marwick LLP, of Philadelphia, Pennsylvania, Certified Public Accountants, as the independent auditors for the Corporation for its 1997 fiscal year (Proposal No. 3); and

         4. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

         The Board of Directors of the Corporation has fixed the close of business on April 1, 1997, as the record date for determining those shareholders who will be entitled to notice of and to vote at the Annual Meeting.

                  IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.


                                           By Order of the Board of Directors



                                           Kevin L. Kutcher
                                           Executive Vice President & Secretary

April 14, 1997
Westmont, New Jersey

                     COMMUNITY FINANCIAL HOLDING CORPORATION
-------------------------------------------------------------------------------

                    PROXY STATEMENT FOR THE ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD ON MAY 13, 1997

                                     GENERAL

INTRODUCTION, DATE, TIME AND PLACE OF ANNUAL MEETING

         The Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Community Financial Holding Corporation ("Corporation") of proxies to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, May 13, 1997, at 7:30 p.m. prevailing time, at Tavistock Country Club, Tavistock Lane, Haddonfield, New Jersey, 08033, and at any adjournment thereof.

         The principal executive offices of the Corporation are located at The Community National Bank of New Jersey (the "Bank"), 222 Haddon Avenue, Westmont, New Jersey 08108. The telephone number for the Corporation is 609-869-7900.

SOLICITATION AND VOTING PROXIES

         This Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Corporation on or about April 14, 1997.

         Shares represented on the accompanying Proxy, if properly signed and returned in time to be voted at the Annual Meeting, will be voted in accordance with the specifications made thereon by the shareholder. Any Proxy not specifying to the contrary will be voted FOR the election of the nominees for Director named below, FOR the approval of the amendment to the Corporation's Certificate of Incorporation increasing the Corporation's authorized common stock, and FOR the ratification of the selection of KPMG Peat Marwick LLP, Certified Public Accountants, as the independent auditors for the Corporation for the year ending December 31, 1997. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person by giving written notice of revocation to the Secretary of the Corporation at any time before the Proxy is voted. The costs of preparing, assembling, printing, mailing and soliciting proxies, and any additional material which the Corporation may furnish shareholders in connection with the Annual Meeting, will be borne by the Bank. In addition to the use of the mails, certain directors, officers and employees of the Corporation and the Bank without additional compensation may solicit proxies personally, by telephone, by telegraph or by telecopier. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons, and upon request therefor, the Corporation will reimburse them for their reasonable forwarding expenses.

         The enclosed Proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting:
(i) matters which the Corporation does not know, a reasonable time before the proxy solicitation, are to be presented at the Annual Meeting; (ii) approval of the minutes of a prior meeting of shareholders if such approval does not amount to ratification of the action taken at that meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this Proxy Statement and such nominee is unable to serve or for good cause will not serve;
(iv) any proposal omitted from this Proxy Statement and Proxy pursuant to Rule 14a-8 or Rule 14a-9 promulgated under the Securities Exchange Act of 1934; and
(v) matters incident to the conduct of the Annual Meeting. In connection with such matters, the persons named on the enclosed Proxy Card will vote in accordance with their best judgment.

         At the date of this Proxy Statement the Corporation is not aware of any matters which will be brought before the Annual Meeting (other than procedural matters) which are not referred to this Proxy Statement.

REVOCABILITY OF PROXY

         A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted only: (1) by giving written notice of revocation to Kevin L. Kutcher, Executive Vice President & Secretary of Community Financial Holding Corporation, at 222 Haddon Avenue, Westmont, New Jersey, 08108; (2) by executing a later-dated Proxy and giving written notice thereof to the Secretary of the Corporation; or (3) by voting in person by ballot after giving written notice of revocation to the Secretary of the Corporation at the Annual Meeting.

VOTING SECURITIES, RECORD DATE, AND VOTING

         At the close of business on April 1, 1997, the Corporation had outstanding 978,774 shares of Common Stock, par value $5.00 per share (the "Common Stock").

         Only holders of Common Stock of record at the close of business on April 1, 1997, will be entitled to notice of and to vote at the Annual Meeting. On all matters to come before the Annual Meeting, each share of Common Stock is entitled to one vote.

         Under the By-laws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. The holders of a majority of the shares entitle to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. Broker non-votes (which occur when brokers holding shares as nominees for their customers do not have authority to vote on a matter absent specific instructions from the beneficial owners of the shares) and abstentions will be counted only for the purpose of determining whether a quorum is present at the meeting.

         Except for the election of directors, which requires a plurality of the votes cast, all matters to be voted upon at the Annual Meeting must receive the approval of a majority of votes cast at the duly convened Annual Meeting in order to become binding upon the Corporation. For purposes of determining the number of votes cast with respect to any voting matter, only votes cast "for" or "against" are included.

          SECURITIES OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT


         The following table sets forth certain information regarding ownership of the Corporation's Common Stock, as of April 14, 1997, by: (i) each person or entity (including such person's or entity's address) who is known by the Corporation to own beneficially more than five percent of the Corporation's Common Stock, (ii) each of the Corporation's Directors and nominees for Director who beneficially owns shares, (iii) each Named Executive Officer (as defined under Executive Compensation) who beneficially owns shares, and (iv) all executive officers and Directors as a group. The information presented in the table is based upon the most recent filings with the Securities and Exchange Commission by such persons or upon information otherwise provided by such persons to the Corporation.

                                                     NUMBER OF SHARES
                                                       BENEFICIALLY                    PERCENTAGE
         NAME OF BENEFICIAL OWNER                        OWNED(1)                         OWNED
         ------------------------                        --------                         -----
         Bushman's Inc. 401(k) Savings Plan               93,665                           9.57%
         and certain individuals(2)
         P.O. Box 11
         Galloway, WI  54432

         Robert T. Pluese(3)                              83,615                           8.28%
         21 Euclid Avenue
         Haddonfield, NJ  08033

         Rae Pluese(4)                                    83,615                           8.28%
         21 Euclid Avenue
         Haddonfield, NJ  08033

         Gerard M. Banmiller(5)                           26,628                           2.69%
         Michael G. Brennan (6)                           31,106                           3.14%
         Letitia G. Colombi (7)                            7,254                             *
         Gerard J. DeFelicis (8)                          23,758                           2.40%
         Joseph A. Riggs, Sr., M.D. (9)                   26,779                           2.71%
         Marvin Samson (10)                               18,975                           1.92%
         Frank B. Smith (11)                              13,275                           1.35%
         Elizabeth Burns (12)                              7,539                             *
         Doris M. Damm                                       578                             *
         Kevin L. Kutcher(13)                             14,211                           1.44%

         All Directors and Executive Officers
         as a Group (eleven persons)(14)                 253,718                          23.49%

* Less than 1% of shares of Common Stock outstanding.

-----------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under such rules, shares are deemed to be beneficially owned by a person or entity if such person or entity has or shares the power to vote or dispose of the shares, whether or not such person or entity has any economic interest in such shares. Except as otherwise indicated, and subject to community property laws where applicable, the persons and entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person or entity holding such option or warrant but are not deemed outstanding for purposes of computing the percentage ownership of any other person or entity.

(2) On August 21, 1995, the following entity and individuals filed as a group a Schedule 13D with the Securities and Exchange Commission, which, as amended on September 1, 1995 and adjusted for stock dividends, indicates the following beneficial ownership:

                                                                 Shares
                                                              Beneficially
                             Name                                Owned                Percentage Owned
                             ----                                -----                ----------------
                  Bushman's Inc. 401(k) Savings Plan             69,458                  7.10%
                  Jerome Bushman                                  1,654                  0.17%
                  Barbara Bushman                                   503                  0.05%
                  Tia Bushman                                    11,576                  1.18%
                  Mitchell Bushman                                3,859                  0.39%
                  Derrick Bushman                                 6,615                  0.68%

         With the exception of the Bushman's Inc. 401(k) Savings Plan, which indicated shared voting and dispositive power as to all shares held beneficially by it, each individual named above indicated sole voting and dispositive power as to all shares held beneficially by such person.

(3) Includes 39,290 shares held by Rae Pluese who has sole voting and dispositive power with respect thereto, as to which Mr. Pluese disclaims beneficial ownership. Also includes 30,537 shares issuable upon exercise of fully vested options. Mr. Pluese is married to Rae Pluese.

(4) Includes 44,325 shares held or issuable upon exercise of fully vested options by Robert Pluese who has sole voting and dispositive power with respect there to, as to which Mrs. Pluese disclaims beneficial ownership. Mrs. Pluese is married to Robert T. Pluese.

(5)      Includes 11,703 shares issuable upon exercise of fully vested options.

(6) Includes 1,520 shares held by family members who have sole voting and dispositive power with respect thereto, as to which Mr. Brennan disclaims beneficial ownership. Also includes 10,186 shares issuable upon exercise of fully vested options; 4,481 shares held in certain employee retirement plans, as to which, as sole trustee under such plans, Mr. Brennan has sole voting and dispositive power; and 11,694 shares held jointly by Mr. Brennan and his wife, Jeanne M. Brennan, as to which he shares voting and dispositive power.

(7) Includes 3,655 shares held by family members who have sole voting and dispositive power with respect thereto, as to which Ms. Colombi disclaims beneficial ownership. Also includes 3,464 shares issuable upon exercise of fully vested options.

(8) Includes 1,741 shares held by family members who have sole voting and dispositive power with respect thereto, as to which Mr. DeFelicis disclaims beneficial ownership. Also includes 10,841 shares issuable upon exercise of fully vested options.

(9) Includes 579 shares held by family members who have sole voting and dispositive power with respect thereto, as to which Dr. Riggs, Sr. disclaims beneficial ownership. Also includes 10,186 shares issuable upon exercise of fully vested options; and 6,334 shares held by Riggs Gynecology Associates 401(K) Profit Sharing Plan and Trust and Defined Benefit Rollover Plan (the "Riggs Plan") in a defined benefit segregated rollover account held for the benefit of Dr. Riggs, Sr. and John C. Riggs, M.D., Dr. Riggs' son, in the following percentages, 94.61% and 5.39% respectively. Each participant in the account has sole dispositive power with respect to that number of shares represented by his percentage interest in the account. Dr. Riggs, Sr. and John C. Riggs, M.D., as sole trustees of the Riggs Plan, share voting power all shares held in the defined benefit segregated rollover account. Also includes 395 shares held by Riggs Gynecology Associates, a New Jersey partnership, as to which Dr. Riggs and John C. Riggs, M.D., as sole partners of the partnership, share voting and dispositive power with respect thereto.

(10) Includes 7,399 shares issuable upon exercise of fully vested options. Also includes 11,576 shares held jointly by Mr. Samson and his wife, Elaine Samson, as to which he shares voting and dispositive power.

(11) Includes 6,284 shares held jointly by Mr. Smith and his wife, Mary Jane Smith, as to which he shares voting and dispositive power. Also includes 6,722 shares issuable upon exercise of fully vested options.

(12)     Includes 1,313 shares issuable upon exercise of fully vested options.

(13)     Includes 7,101 shares issuable upon exercise of fully vested options.

(14) Includes 101,304 shares issuable upon exercise of fully vested options. Also includes 46,785 shares as to which the above-named directors and officers have disclaimed beneficial ownership, as described in notes
         (3) and (6)-(9), above.


                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         In accordance with the New Jersey banking law and the Corporation's Bylaws, the Board of Directors is classified into three classes, with each class elected for a term of three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of shareholders for a three-year term. The term of three of the present directors will expire at the 1997 Annual Meeting. The By-Laws further provide that the Corporation's Board of Directors shall consist of such number of directors as shall be fixed from time to time by a majority vote of the full Board of Directors. The Board of Directors has fixed the number of directors at ten and, at this Annual Meeting, three directors will be elected for a three-year term expiring in 2000 and until their successors are elected and qualified.

         The nominees for election as directors are Robert T. Pluese, Gerard M. Banmiller, and Frank B. Smith. The proxy holders intend to vote all proxies received by them in the accompanying form for such nominees unless otherwise directed. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy.

         Each of the nominees has consented to being named as a nominee and agreed to serve if elected. The Corporation's Board of Directors has no reason to believe that any nominee listed below will be unable to serve as a director.

         Set forth below is certain information concerning each nominee for election as director and each other continuing member of the Corporation's Board of Directors.

                                   DIRECTOR-NOMINEES FOR TERMS TO EXPIRE IN 2000

                                                                     DIRECTOR          TERM TO
                          NAME                      AGE               SINCE             EXPIRE
                  --------------------------        ---              --------          -------
                  Robert T. Pluese                  57                  1987              2000
                  Gerard M. Banmiller               49                  1987              2000
                  Frank B. Smith(1)                 60                  1987              2000


                                               CONTINUING DIRECTORS

                                                                     DIRECTOR          TERM TO
                          NAME                      AGE               SINCE             EXPIRE
                  --------------------------        ---              --------          -------
                  Michael G. Brennan (2)            51                  1987              1999
                  Joseph A. Riggs                   63                  1987              1999
                  Doris M. Damm(2)                  62                   N/A              1999
                  Elizabeth H. Burns (1&2)          57                  1995              1998
                  Letitia Colombi (1)               52                  1988              1998
                  Gerald DeFelicis                  70                  1987              1998
                  Marvin Samson                     55                  1994              1998

         (1) Member of Audit Committee
         (2) Member of Compensation Committee

         ROBERT T. PLUESE has been Chairman of the Board of the Corporation since its formation in 1991 and of the Bank since its organization in 1987. He is an attorney-at-law admitted to practice in Pennsylvania and New Jersey, and is a shareholder in the law firm of Pluese & Lihotz, P.C.

         GERARD M. BANMILLER has been a director and the President of the Corporation since its formation in 1991 and a director and the President and Chief Executive Officer of the Bank since its organization in 1987.

         MICHAEL G. BRENNAN has been a director of the Corporation since its formation in 1991 and of the Bank since its organization in 1987. He is an attorney-at-law admitted to practice in New Jersey and is a shareholder and President of the law firm of Brennan & Bernardin P.C. Mr. Brennan served as the Mayor of the Borough of Collingswood, New Jersey, from 1971 to 1993.

         ELIZABETH H. BURNS has been a director of the Corporation and of the Bank since 1995 and is a member and the President of E. H. Burns, A Professional Association, Certified Public Accountants of Haddonfield, New Jersey. Ms. Burns is a Certified Public Accountant.

         LETITIA G. COLOMBI has been a director of the Corporation since its formation in 1991 and of the Bank since October, 1988. Since 1985, she has been a Borough Commissioner and the Director of Public Works for the Borough of Haddonfield, New Jersey.

         DORIS M. DAMM has been a director of the Corporation and of the Bank since 1996. Since 1990, she has been the President and a director of ACCU Personnel, Inc., a temporary employment service company.

         GERALD J. DEFELICIS has been a director of the Corporation since its formation in 1991 and of the Bank since its organization in 1987. Mr. DeFelicis is retired after 40 years of service with Sun Company, Inc., where he held the position of Manager of Systems Policy and Strategic Facilities.

         JOSEPH A. RIGGS, SR., M.D. has been a director of the Corporation since its formation in 1991 and of the Bank since its organization in 1987. Dr. Riggs is a physician licensed to practice in New Jersey and is a member and the President of Riggs Gynecology Associates.

         MARVIN SAMSON has been a director of the Corporation and of the Bank since January, 1994. Since 1985, Mr. Samson has been President and CEO and a director of Marsam Pharmaceuticals, Inc. In September, 1995, Marsam Pharmaceuticals, a manufacturer and marketer of pharmaceutical products, was acquired by Schein Pharmaceutical, Inc., a privately-held corporation. Mr. Samson serves as a director of Schein Pharmaceutical, Inc. Prior to September, 1995, Marsam Pharmaceuticals, Inc. was a publicly-held corporation.

         FRANK B. SMITH has been a director of the Corporation since its formation in 1991 and of the Bank since its organization in 1987. From 1986 to 1995, Mr. Smith was Chairman of the Board, President and Chief Executive Officer of Smith, Breslin, Enright & Assoc., Inc., a mortgage banking consulting firm. Since 1995, Mr. Smith has been Chairman of the Board of Smith, Breslin, Enright & Assoc., Inc., and since 1996, he has been the President of Green Shield Ltd, which provides warehousing lines of credit to mortgage originators. In addition, from 1993 to 1996, Mr. Smith was President and Chief Executive Officer of Princap Mortgage Warehouse, Inc.


                             THE BOARD OF DIRECTORS

         During 1996 each non-employee director received a quarterly retainer of $750 for service as a director, except for Mr. Pluese who received a quarterly retainer of $6,250, as Chairman of the Board. The quarterly retainer for non-employee directors was increased to $1,000, and Mr. Pluese's quarterly retainer was increased to $8,750, commencing January 1, 1997. In addition, Bank committee chairpersons receive a $500 annual retainer for their service as a committee chairperson. Committee members receive $50 for each Bank committee meeting attended. The committee chairperson is not compensated a per-meeting fee unless the committee which they chair meets in excess of four times within the year. In addition, each non-employee director receives $100 for each meeting of the Bank's Board of Directors attended. The Board of Directors compensation is paid by the Bank.

         On April 4, 1994, the Board of Directors adopted the 1994 Employee and Director Stock Option Plan (the "Option Plan") pursuant to which directors and officers of the Corporation and Bank may be granted options to purchase shares of the Corporation's stock. During 1996, no options were granted under the Option Plan.

         The Board of Directors of the Corporation held four meetings in 1996. The Board of Directors of the Bank held twelve meetings during 1996. The standing committees of the Corporation during 1996 were as follows: the Executive Committee, the Compensation Committee, and the Audit Committee. In 1996, each of the Corporation's directors attended more than 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board of Directors of the Corporation and the Bank of which they were members.

         The Executive Committee, which did not meet in 1996, has and may exercise the authority of the Board of Directors regarding urgent issues for which a meeting of the full Board cannot be convened timely; except that the Executive Committee cannot make, alter or repeal any Bylaw of the Corporation, elect or appoint any director or remove any officer or director, submit to shareholders any action that requires shareholder approval, or amend or repeal any resolution thereto for adopted by the Board, which by its terms is amendable or repealable only by the Board.

         The Compensation Committee, which met four times in 1996, is responsible for administering the awards granted pursuant to the Corporation's 1994 Employee and Director Stock Option Plan and reviewing and setting executive compensation for Bank management.

         The Audit Committee, which met four times during 1996, is the liaison among the Board of Directors, the Corporation's independent certified public accountants, and the Bank's independent loan review function. In addition, the Audit Committee makes recommendations to the Board of Directors concerning the designation of the

Corporation's independent certified public accountants and certain other auditing matters of the Corporation and the Bank.


                               EXECUTIVE OFFICERS

         Set forth below is certain information concerning the Corporation's Executive Officers.

         NAME                               AGE                        POSITION(S)
         ----                               ---                        -----------
         Gerard M. Banmiller                49                         President of the Corporation since formation
                                                                       in 1991; Chief Executive Officer and President
                                                                       of the Bank since organization in 1987.

         Kevin L. Kutcher                   41                         Executive Vice President, Treasurer and
                                                                       Secretary of the Corporation since formation
                                                                       in 1991; Executive Vice President and Chief
                                                                       Operating Officer of the Bank since 1988.

         The Corporation's officers are elected annually by, and serve at the discretion of, the Board of Directors.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers, directors, and persons who own more than ten percent (10%) of the registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. In addition, Section 16(a) requires officers, directors and greater than ten percent (10%) shareholders to furnish the Corporation with copies of all Section 16(a) forms they file. The Corporation knows of no ten percent (10%) shareholders of the Corporation's equity securities.

         The Corporation believes, to the best of its knowledge, that during the period of January 1, 1996, through December 31, 1996, all filing requirements applicable to its officers and directors were satisfied, with exception of one report, covering one transaction, which was inadvertently filed late by Kevin L. Kutcher.


                             EXECUTIVE COMPENSATION

         The following table sets forth certain information relating to the compensation awarded to, earned by or paid to the Chief Executive Officer and the Company's other executive officers whose total annual salary and bonus exceeded $100,000 during 1996 (the "Named Executive Officers") for services in all capacities during 1996, 1995, and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                              ANNUAL COMPENSATION                     AWARDS
                                              -------------------                  ------------
                                                                                    SECURITIES           ALL OTHER
NAME AND                                                                            UNDERLYING         COMPENSATION
PRINCIPAL POSITION                   YEAR        SALARY($)       BONUS($)           OPTIONS (#)             ($)
------------------                   ----        ---------       --------           -----------            ----
GERARD M. BANMILLER,                 1996           $137,345        $22,500             4,000 (1)         $3,652   (2)
President of the Corporation;        1995           $134,871         $3,175             4,000             $1,802
Chief Executive Officer and          1994           $128,024              0             7,875             $1,497
President of the Bank

KEVIN L. KUTCHER,                    1996           $103,258        $18,500             3,000 (1)         $2,220   (3)
Executive Vice President &           1995           $100,092         $2,480             2,500             $1,621
Treasurer & Secretary of the         1994            $95,090              0             5,000             $1,426
Corporation; EVP/Chief
Operating Officer of the Bank

-------------------
(1) Options were granted in March, 1997, based in part on performance for 1996.

(2) Consists of $3,382 of matching 401(k) contributions made by the Corporation and $270 of premiums paid by the Corporation with respect to term life insurance premiums.

(3) Consists of $2,002 of matching 401(k) contributions made by the Corporation and $218 of premiums paid by the Corporation with respect to term life insurance premiums.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         Gerard M. Banmiller, President of the Corporation and President and Chief Executive Officer of the Bank, has an employment agreement with the Corporation. The agreement may be terminated by the Corporation for cause and terminates on the last day of the calendar month in which Mr. Banmiller dies or becomes totally disabled. The agreement provides for an annual base salary, to be determined each January for that calendar year, participation in incentive or long range incentive plans, health insurance, other fringe benefits available to employees generally, and the use of an automobile. In the event that Mr. Banmiller's employment is terminated (other than for cause) following a sale of all or substantially all of the assets of the Corporation or the Bank, or shares of stock of the Corporation or the Bank are transferred or sold, so as to effect a change of ownership or control of the Corporation or the Bank, whether by merger, consolidation or otherwise, Mr. Banmiller is entitled to receive a lump sum payment within thirty (30) days following termination of employment in an amount equal to the sum of his base salary which would otherwise have been payable for the remainder of that calendar year plus his base salary for the following calendar year. Under the terms of the agreement Mr. Banmiller has agreed not to compete with, or maintain any significant investment or participation in, any business similar to the Corporation or any of its subsidiaries, during the term of his employment.

         Kevin L. Kutcher, Executive Vice President, Treasurer and Secretary of the Corporation and Executive Vice President and Chief Operating Officer of the Bank, has a Severance Compensation Agreement with the Corporation. In the event of a change in control of the Corporation or the Bank resulting in the termination of Mr. Kutcher's employment with the Bank, under the Severance Compensation Agreement Mr. Kutcher is entitled, under certain circumstances, to receive monthly one-twelfth of his annual base salary on the effective date of the Change in Control for up to twenty-four months. The agreement also contains certain confidentiality agreements and restrictive covenants against employee piracy or soliciting customers or former customers of the Bank during and following termination of employment.

OPTION GRANTS IN LAST FISCAL YEAR

         There were no grants of stock options pursuant to the Company's 1994 Employee and Director Stock Option Plan during the fiscal year ended December 31, 1996, to the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         No options were exercised during the year ended December 31, 1996 by any Named Executive Officer. The following table sets forth the aggregate options to purchase shares of Common Stock of the Company held by the Named Executive Officers at December 31, 1996, separately identifying exercisable and unexercisable options, and the aggregate dollar value of in-the-money unexercised options, separately identifying exercisable and unexercisable options.


                                NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED IN-THE-MONEY
                           UNEXERCISED OPTIONS HELD AT  12/31/96(#)         OPTIONS AT 12/31/96($)(1)
                           ----------------------------------------         -------------------------
NAME                           EXERCISABLE        UNEXERCISABLE           EXERCISABLE     UNEXERCISABLE
----                           -----------        -------------           -----------     -------------
Gerard M. Banmiller               11,703              2,100                 $109,029         $14,343

Kevin L. Kutcher                   7,101              1,313                 $ 66,038         $ 8,968

--------------------
(1) Based upon the December 31, 1996, NASDAQ closing price of the Corporation's Common Stock of $18.50 per share, less the respective exercise prices.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee members are Michael Brennan, Doris M. Damm and Elizabeth Burns.

         Mr. Brennan, a director of the Corporation, is a shareholder of the law firm of Brennan and Bernardin, P.C., which provides legal services to the Bank from time to time. Mr. Brennan is a partner in the partnership from which the Bank leased certain facilities during 1996. In January, 1997, the Bank purchased the facilities from the Partnership. SEE, CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, below.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors of the Corporation (the "Committee") is comprised of non-employee directors. The Committee is responsible for setting and administering policies governing compensation of executive officers of the Bank. (The Corporation has no salaried executive officers.) The Committee reviews the performance and compensation levels for executive officers, sets salary and bonus levels and makes option grants under the Corporation's 1994 Employee and Director Stock Option Plan ("Option Plan").

COMPENSATION POLICIES

         The goals of the Corporation's executive officer compensation policies are to attract, retain and reward executive officers who contribute to the Corporation's success, to align executive officer compensation with the Corporation's performance and to motivate executive officers to achieve the Corporation's business objectives. The Corporation uses salary, bonuses and stock options to achieve these goals. The Committee reviews various available data, including compensation surveys, to enable the Committee to compare the Bank's compensation package with that of other banks of similar size and market in the Corporation's geographic area. The Committee also considers net income for the year and earnings per share of the Corporation.

         BASE SALARY

         Base Salary is minimum compensation for the particular office and is not tied to any performance formula or standard. Position description, direct responsibility assumed, comparatives to salaries of peers in the region, and the performance of the Bank are among the criteria used to establish base salary.

         ANNUAL BONUSES

         Cash incentive compensation is provided through bonus awards. For 1996, individual awards to executive officers were determined by multiplying the executive officer's base salary by a percentage which is determined by a formula based upon the average of the increases in the return on average assets and the growth in average assets in excess of a pre-determined minimum over the prior year. The resulting bonus amount may be increased or decreased in the subjective determination of the Committee based upon a review by the Committee of overall individual performance. Total bonus awards to executive officers earned with respect to performance during the 1996 fiscal year ranged from $18,500 to $22,500.

         STOCK OPTIONS

         Stock option awards are determined by the Committee. The Committee believes that equity ownership by executive officers provides incentives to build shareholder value and aligns the interests of executive officers with the shareholders. The Committee meets to evaluate meritorious performance of all officers for consideration to receive stock options. Depending on circumstances, the Committee makes awards based upon the position of the officer in the Bank, its determination of the benefit which the Corporation has derived as a result of the performance of the executive officer, and the Corporation's desire to encourage long-term employment of the executive officer. In 1996, no options were granted to executive officers. However, options were granted on March 18, 1997, based in part, on performance for 1996. Option grants to executive officers ranged from 3,000 to 4,000 shares.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The compensation of the Chief Executive Officer is based upon the same criteria outlined above for the other executive officers of the Bank. Subjective factors considered in determining the cash bonus awarded to the Chief Executive Officer included, among others, receipt of approvals to open four new branch offices, significant increase in revenues from the residential mortgage business and favorable regulatory examinations and audit reports, during the 1996 fiscal year. While the Chief Executive Officer makes recommendations about the compensation levels, goals and performance of the other executive officers, he does not participate in discussions regarding his compensation or performance. In 1996, the Committee increased the Chief Executive Officer's base salary from

$134,871 to $137,345, and awarded him a bonus of $22,500. The Committee has not taken action with respect to the Chief Executive Officer's compensation for 1997 performance.

         By the Compensation Committee:

                  Michael G. Brennan
                  Elizabeth Burns
                  Doris M. Damm


                                PERFORMANCE GRAPH

         The following graph summarizes the cumulative return on an investment of $100 on June 17, 1994, in the Common Stock of the Corporation, as compared to a similar investment of $100 on that date in stocks comprising the broad market index of NASDAQ US Stocks and stocks comprising the peer group defined as SNL listed banks under $500 million in assets. The graph assumes the reinvestment of all dividends. SNL Securities is a research and publishing firm specializing in the collection and dissemination of data on banking, thrift, and financial services industries. SNL maintains databases with stock price, dividend, market, financial, and equity information regarding every domestic publicly traded bank and thrift and a wide range of financial services companies.

                    COMMUNITY FINANCIAL HOLDING CORPORATION

                                  [LINE GRAPH]


                                                               PERIOD ENDING
                                        ----------------------------------------------------------
Index                                   6/17/94   12/31/94  6/30/95   12/31/95  6/30/96   12/31/96
--------------------------------------------------------------------------------------------------
Community Financial Holding Corp.        100.00     89.12     87.91    143.58    120.50    199.22
NASDAQ-Total US                          100.00    103.71    129.32    146.67    166.05    180.41
SNL Banks (under $500M) Index            100.00     99.74    113.89    136.45    151.06    175.63

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Robert T. Pluese, Chairman of the Board of the Corporation, is a shareholder of the law firm of Pluese & Lihotz, P.C., which provides legal services to the Bank on certain limited matters. Michael G. Brennan, a director of the Corporation, is a shareholder of the law firm of Brennan & Bernardin, P.C., which provides legal services to the Bank from time to time.

         The Bank's operations and support facility, located at 231 Haddon Avenue, Westmont, New Jersey (the "Property"), was leased until January 7, 1997 from a partnership (the "Partnership") in which Messrs. Pluese, Riggs, DeFelicis, Brennan and Smith, and a trust for the benefit of children of Joseph Riggs, Jr. (the son of a director of the Company), among others, are partners. The aggregate rent payments with respect to the lease in 1996 were approximately $57,600. The Corporation believes that the terms of this lease were no less beneficial to the Corporation than those that could be obtained in an arms-length transaction with an unrelated party. On January 7, 1997, the Bank purchased the Property from the Partnership for $325,000. The purchase price was based upon an independent third party appraisal of the Property and was determined by negotiations between the Partnership and a committee, appointed by the Board of Directors of the Corporation, comprised of Mr. Samson, Mrs. Damm, and Mrs. Burns, none of whom are (or were) partners of the Partnership. The respective interests of the partners in the Partnership who are directors of the Corporation or and the Bank are Mr. Pluese - 11.11%, Dr. Riggs - 11.11%, Mr. DeFelicis - 11.11%, Mr. Brennan - 11.11%, Mr. Smith - 11.11%, and the trust - 11.11%.

                                 PROPOSAL NO. 2
                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                       TO INCREASE AUTHORIZED COMMON STOCK

         The Board of Directors of the Corporation believes that it is desirable for the shareholders to consider and act upon a Proposal to amend the Corporation's Certificate of Incorporation (the "Certificate"). Pursuant to the Proposal, the Corporation's currently authorized shares of common stock, $5.00 par value, will be increased from 1,600,000 shares to 3,200,000 shares. Of the 1,600,000 currently authorized shares of common stock, as of April 14, 1997, 978,775 were issued and outstanding. Of the remaining 621,225 authorized shares of common stock, 347,288 were reserved for issuance in connection with the Corporation's 1994 Employee and Director and Stock Option Plan.

         Except for shares currently reserved as explained above, the Corporation does not have any present plan, understanding or agreement to issue additional shares of common stock. However, the Board believes that the proposed increase in authorized shares of common stock is desirable to enhance the Corporation's flexibility in connection with possible future actions, such as stock splits, stock dividends, financings, corporate mergers, acquisition of property, use in employee benefit plans, or other corporate purposes. The Board will determine whether, when, and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes. In the event of any such issuance, shareholders will have no pre-emptive rights. Further authorization for the issuance of common stock will only be solicited from the shareholders of the Corporation if required by law.

         The Board of Directors is required by applicable law to make any determination to issue shares of common stock based on its judgment as to the best interests of the shareholders and the Corporation. Although the Board of Directors has no present intention of doing so, it could issue shares of common stock that could make more difficult or discourage an attempt to obtain control of the Corporation by means of a merger, tender offer, proxy contest or other means. When in the judgment of the Board of Directors this action would be in the best interests of the shareholders and the Corporation, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Corporation. Such shares could be privately placed with purchasers favorable to the Board of Directors in opposing such action. In addition, the existence of additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of the person or entity seeking to obtain control of the Corporation should the Board of Directors consider the action of such person or entity not to be in the best interests of the shareholders and the Corporation.

         While the Corporation may consider effecting an equity offering of common shares in the proximate future for purposes of raising additional working capital or otherwise, the Corporation, as of the date hereof, has no agreements or understandings with any third party to effect such offering, to purchase any shares offered in connection therewith, or to vote any such shares, and no assurances can be given that any offering will, in fact, be effected.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE CORPORATION'S CERTIFICATE OF INCORPORATION TO PROVIDE AN INCREASE IN THE NUMBER OF AUTHORIZED COMMON SHARES FROM 1,600,000 SHARES TO 3,200,000 SHARES.

                                 PROPOSAL NO. 3
                       APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors of the Corporation has appointed KPMG Peat Marwick LLP, certified public accountants, as the Corporation's independent auditors for the fiscal year ending December 31, 1997, subject to ratification of such appointment by shareholders. The submission of the appointment of KPMG Peat Marwick LLP for ratification by the shareholders is not required by law or by the Corporation's Bylaws and is being done for the sole purpose of ascertaining the views of the shareholders of the Corporation with respect to such appointment. The Corporation shall not be bound by such shareholder action if the shareholders do not ratify the appointment, in which event the selection of other independent certified public accountants may be considered by the Board of Directors. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP, CERTIFIED PUBLIC ACCOUNTANTS, AS INDEPENDENT AUDITORS FOR THE CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1997.

                                  ANNUAL REPORT

         A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1996, is being mailed to the Corporation's shareholders with this Proxy Statement.


                              SHAREHOLDER PROPOSALS

         Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Corporation's Proxy Statement for its 1998 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of the Corporation at the Corporation's principal executive offices at 222 Haddon Avenue, Westmont, New Jersey 08108, not later than Tuesday, December 16, 1997.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Proxy Statement. If other matters are properly presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their judgement.

ADDITIONAL INFORMATION

         UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION'S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1996, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED, WITHOUT CHARGE, FROM KEVIN L. KUTCHER, SECRETARY, COMMUNITY FINANCIAL HOLDING CORPORATION, 222 HADDON AVENUE, WESTMONT, NEW JERSEY 08108, TELEPHONE 609-869-7900.

                                            By Order of the Board of Directors



                                            Kevin L. Kutcher
April 14, 1997                              Executive Vice President & Secretary

                     COMMUNITY FINANCIAL HOLDING CORPORATION
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                  Annual Meeting of Shareholders - May 13, 1997

         The undersigned shareholder of COMMUNITY FINANCIAL HOLDING CORPORATION (the "Company"), revoking all previous proxies, hereby appoints John
Masters and Richard Breyley, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at the Tavistock Country Club, Haddonfield, New Jersey on May 13, 1997, at 7:30 p.m., and at any adjournment thereof; provided that said proxies are authorized and directed to vote as indicated with respect to the following matters:



1.       ELECTION OF DIRECTORS
         Election of three directors for a term of three years expiring at                      WITHHOLD
         the 2000 Annual Meeting.                                            FOR                AUTHORITY

                  ROBERT T. PLUESE                                           / /                   / /
                  GERARD M. BANMILLER                                        / /                   / /
                  FRANK B. SMITH                                             / /                   / /


2.       AMENDMENT TO CERTIFICATE OF INCORPORATION
         INCREASING THE NUMBER OF AUTHORIZED SHARES
         OF COMMON STOCK

         To approve an amendment to the Company's Certificate of             FOR                 AGAINST                ABSTAIN
         Incorporation increasing the number of authorized shares of
         common stock from 1,600,000 to 3,200,000.                           / /                   / /                    / /

3.       RATIFICATION OF APPOINTMENT OF INDEPENDENT
         CERTIFIED PUBLIC ACCOUNTANTS

         To ratify the selection of KPMG Peat Marwick LLP, of                FOR                 AGAINST                ABSTAIN
         Philadelphia, Pennsylvania, Certified Public Accountants, as the
         independent auditors for the corporation for its 1997 fiscal year.  / /                   / /                    / /

                  (Continued and to be signed on reverse side)

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" ELECTION OF NOMINEES FOR DIRECTORS LISTED ON THE REVERSE SIDE HEREOF, "FOR" THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, AND "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP, AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO THE PROXY HOLDERS NAMED ON THE REVERSE SIDE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. DATE ______________________, 1997.

                       ----------       ---------------------------------------
                       Date             Signature of Shareholder


                       ----------       ---------------------------------------
                       Date             Signature of Shareholder

                       NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO
                       (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.